SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

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McDonald’s Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Logo of McDonald’s Corporation]

[Form of letter to designated Institutional Investors]

May 15, 2006

Re: McDonald’s Proxy Voting

Dear ________________:

On behalf of McDonald's Board of Directors, I am asking for your continued support of the Company this proxy season, by voting with the Board’s recommendations on the proposals contained in this year’s proxy statement. A copy of the proxy statement is enclosed with this letter.

In particular, we would appreciate your support to defeat the proposal from the Trowel Trades S&P 500 Index Fund regarding shareholder approval of severance agreements (Proposal 3). We do not believe in the need for an arbitrary, one-size-fits-all solution for all companies.

The Board considered a number of factors in recommending a vote against the proposal. Frankly, we appreciate the concern raised in situations where compensation and severance arrangements appear to be excessive and have taken steps to ensure that future severance arrangements are reasonable. Our Company recently adopted a broad-based severance plan for U.S. employees, including executive officers. The plan provides for up to one times salary, a prorated annual bonus, plus limited other benefits. We recently filed this plan with our first quarter Form 10-Q. Stock options and other long-term incentives would be treated in accordance with the plans under which they were granted. Ultimately, we concluded that it was important to preserve the Board’s flexibility to make appropriate and timely judgments with respect to compensation matters and determined it was advisable to withhold our support of this proposal.

Thank you for your investment in and support of McDonald’s. A Company representative will follow up with you in the next few days to answer any questions you may have.

Very truly yours,

Andrew J. McKenna
Chairman
Enclosure